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                                                                 EXHIBIT 2(g)(1)


                          INVESTMENT ADVISORY AGREEMENT


         THIS INVESTMENT ADVISORY AGREEMENT is made the 18th day of November, 2002 between NEW COLONY INVESTMENT TRUST (the "Trust"), a Delaware business trust and SENTRY SELECT CAPITAL CORP. (the "Adviser"), a registered investment adviser duly incorporated under the laws of Ontario, Canada, as investment adviser to the Trust;

         WHEREAS the Trust is registered under the Investment Company Act of 1940, as amended (the "Act"), as a closed-end management investment company, may issue shares in series and, as of the date hereof, has issued one series of shares designated as the New Colony Equity Income Fund (together with any successor series thereto, the "Fund");

         WHEREAS the Adviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"); and

         WHEREAS the Trust wishes to appoint the Adviser as investment adviser to the Fund and the Adviser wishes to accept such appointment as investment adviser;

         NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.   APPOINTMENT OF ADVISER

The Trust hereby appoints the Adviser to act as investment adviser to the Trust and the Fund, and any other series of shares of the Trust as agreed upon by the Adviser and Trust for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

2.   DUTIES OF ADVISER

Pursuant to this Agreement and subject to the oversight and review of the Board of Trustees, the Adviser will manage the investment and reinvestment of the assets of the Fund. The Adviser will determine, in its discretion and subject to the oversight and review of the Board of Trustees, the securities and options to be purchased or sold by the Fund, and shall provide the Board of Trustees of the Trust and the Fund once each quarter, or on such periodic basis as the Board of Trustees may request, with information relating to transactions concerning the Fund's assets. The Adviser shall also provide the Board of Trustees of the Trust with such records and information concerning its activities with respect to or affecting the Fund as the Board of Trustees of the Trust may reasonably request. The Adviser shall discharge its responsibilities under this agreement, subject to the control of the officers and the Board of Trustees of the Trust and in compliance with (i) the Trust's current prospectus and statement of additional information, in particular, the objectives, policies, and limitations for the Fund set forth therein, (ii) the Agreement and Declaration of Trust and By-Laws of the Trust, (iii) applicable laws and regulations, and (iv) such compliance or similar policies or procedures as the Board of Trustees of the Trust may from time to time adopt as to which the Adviser has prior written notice, in each case as may be amended from time to time. The Adviser shall cooperate




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with the Board of Trustees of the Trust as may be reasonably requested in connection with the Adviser's responsibilities to the Fund and the Trust. The Adviser shall also promptly review, and with respect to matters relating or information known to it, provide comments on, any Fund offering or disclosure materials provided to it for review.

The Adviser represents and warrants to the Trust that the Adviser's operations and investment management activities on behalf of the Fund will at all times be in compliance with all applicable federal and state laws governing the Fund's operations and investments. Without limiting the foregoing, the Adviser represents and warrants that it will (i) invest and reinvest the Fund's assets in a manner that will enable the Fund to qualify and elect to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) comply with (1) the provisions of the Act and rules adopted thereunder; and (2) other applicable federal and state laws and regulations. The Adviser further represents and warrants that to the extent that any statements or omissions made in the Trust's Registration Statement under the Act and the 1933 Act, on Form N-2, as filed with the Securities and Exchange Commission relating to the Fund and the Trust's Shares and any amendments or supplements thereto (the "Registration Statement"), are made in reliance upon and in conformity with information furnished by the Adviser for use therein, such Registration Statement will conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder (the "1933 Act") and the Act and will not, as to information relating to the Adviser and its activities on behalf of the Fund, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading at the time such information is furnished. In addition, the Adviser shall promptly advise the Trust of any modifications or supplements to such information furnished by it to the extent such modifications or supplements become necessary to ensure that such information continues to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Without limiting the foregoing, the Adviser shall have the following rights and shall perform the following duties, subject to the directions of the Board of Trustees of the Trust:

(a) to comply with the investment objectives and policies applicable to the Fund, including any restrictions on investments as set forth in the Registration Statement, and to implement or arrange for the implementation of such objectives and policies;

(b) to make all investment decisions with respect to the Fund, including decisions regarding the purchase and sale of Fund's portfolio securities, the writing of covered call options, cash covered put options and other derivative securities permitted by the Registration Statement and the closing out of covered call options and other derivative securities written by the Trust [and to execute transactions in securities and options on behalf of the Trust];

(c) to select broker-dealers and negotiate brokerage commission rates, subject to ss.4 hereof;

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(d)      to instruct the Fund concerning the exercise of any conversion privileges, subscription rights, warrants or other rights or options available in connection with any securities at any time held by the Fund;

(e) to instruct the Fund concerning the voting of any portfolio securities that may be held at any time and with respect to the exercise of any right appurtenant to any securities or other property held at any time;

(f) to instruct the Fund with respect to the renewal or extension or participation in the renewal or extension of any securities in the Portfolio on such terms as the Adviser may deem advisable; and

(g) to provide such other investment advisory, portfolio management and related services to the Fund as the Board of Trustees of the Trust may request from time to time.

(h) to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

(i) to maintain a level of errors and omissions or professional liability insurance coverage that is from time to time reasonably satisfactory to the Trust.

(j) to select and engage a party to provide subadvisory services to the Trust, subject to the supervision of the Adviser and the Board of Trustees, and to make and enter into a Sub-Advisory Agreement with such party that sets forth all material terms of such engagement.

3.   PORTFOLIO TRANSACTIONS

In selecting broker-dealers and negotiating brokerage commission rates pursuant to ss.3(c) hereof, the Adviser shall give primary consideration to securing favorable prices and efficient executions and may, in that connection consider, among other things, the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser may be a party. It is understood that neither the Trust nor the Adviser has adopted a formula for allocation of the Fund's investment business. It is also understood that it is desirable for the Fund that the Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Trust and the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable prices and efficient executions. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Board of Trustees of the Trust, from time to time, with respect to the extent and continuation of this practice, and in accordance with any applicable policies or procedures as may be adopted by the Board of Trustees of the Trust from time to time as to which the Adviser has prior written notice. The Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the


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Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the clients of the Adviser as to which the Adviser exercises investment discretion. The Trust recognizes that all research services and research that the Adviser receives are available for all clients of the Adviser, and that the Fund and other clients of the Adviser may benefit thereby.

The Adviser will promptly communicate to the officers and Board of Trustees of the Trust such information relating to the Fund transactions as they may reasonably request.

To the extent consistent with applicable law and with any applicable policies or procedures adopted by the Board of Trustees of the Trust from time to time as to which the Adviser has prior written notice, the Adviser may aggregate purchase or sell orders for the Fund with contemporaneous purchase or sell orders of other clients of the Adviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Fund and to such other clients. The Trust hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

4.   DELIVERY OF DOCUMENTS

The Trust has delivered to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a) The Agreement and Declaration of Trust of the Trust filed with the State of Delaware;

(b)      The By-Laws of the Trust;

(c) Certified resolutions of the Board of Trustees of the Trust (i) authorizing the appointment of the Adviser and approving the form of this Agreement;

(d)      The Trust's Registration Statement;

(e) The Trust's Notification of Registration under the Act on Form N-8A as filed with the Securities Exchange Commission and all amendments thereto;

(f) The Prospectus and Statement of Additional Information of the Trust as currently in effect;

(g)      The Code of Ethics of the Trust as currently in effect; and

The Trust will also deliver copies of any compliance or similar policies or procedures of the Trust relevant to the performance of the Adviser's duties under this Agreement.

The Trust will furnish the Adviser from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments or supplements generally will be provided within 30 days of the time such materials became


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available to the Trust and, until so provided, the Adviser may continue to rely on those documents previously provided.

During the term of this Agreement, the Trust also will furnish to the Adviser prior to use thereof copies of all the Fund documents, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders or the public that refer in any way to the Adviser, and will not use such material if the Adviser reasonably objects in writing within five business days (or such other time period as may be mutually agreed) after receipt thereof. However, the Trust and the Adviser may agree amongst themselves that certain of the above-mentioned documents do not need to be furnished to the Adviser prior to the document's use.

5.   FEES AND EXPENSES

In consideration of the duties performed by the Adviser pursuant to the terms of this Agreement, the Trust shall pay the Adviser fees as set forth in Schedule A attached hereto.

The Adviser shall pay all of its expenses arising from the performance of its obligations under ss.2 hereof and shall pay any salaries, fees and expenses of the Trustees or Officers of the Trust who are employees of the Adviser. The Adviser shall not be required to pay any other expenses of the Trust, including, but not limited to, direct charges relating to the purchase and sale of portfolio securities, interest charges, fees and expenses of independent auditors, taxes and governmental fees, cost of share certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering and qualifying shares for sale, expenses of printing and distributing reports, notices and proxy materials to shareholders, expenses of data processing and related services, shareholder recordkeeping and shareholder account service, expenses of printing and filing reports and other documents filed with governmental agencies, expenses of printing and distributing prospectuses, expenses of annual and special shareholders meetings, fees and disbursements of transfer agents and custodians, expenses of disbursing dividends and distributions, fees and expenses of Trustees who are not employees of the Adviser or its affiliates, insurance premiums and extraordinary expenses such as litigation expenses.

6.   ADVISER'S STANDARD OF CARE; LIMITATIONS OF LIABILITY

(a) The Adviser will give the Trust the benefit of the Adviser's best judgment and efforts in rendering its services to the Fund.

(b) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Adviser (and/or its officers, directors/trustees, agents, employees, controlling persons, shareholders, members and any other person or entity affiliated with the Adviser), the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust or any series thereof for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct on the part of the Adviser (and/or its officers, directors/trustees, partners, agents, employees, controlling persons, shareholders, members and any other person or entity affiliated with the Adviser), the Trust shall indemnify the Adviser (and its officers, directors/trustees, partners, agents, employees, controlling persons, shareholders, members and any other person or entity affiliated with the Adviser) (each, an "Indemnified Party") from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which such an Indemnified Party may become subject under the Act or the 1933 Act, under other statutes, at common law or otherwise, arising from (i) the Adviser's provision of services under this Agreement, (ii) the offer or sale of shares of the Trust or any series thereof, or (iii) any statements or omissions made in any Registration Statement for shares of the


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         Trust, or any amendments or supplements thereto, other than those made in reliance upon and in conformity with information furnished by the Adviser for use therein. In no case, however, shall such an indemnity be owed by the Trust or any series thereof to an Indemnified Party with respect to liabilities not arising from conduct of the Trust or any series thereof.

(c) The Adviser agrees to indemnify and hold harmless the Board of Trustees of the Trust and its affiliates and each of its directors and officers and each person, if any, who controls the Board of Trustees of the Trust within the meaning of section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Board of Trustees of the Trust or its affiliates or such directors, officers or controlling person may become subject under the Act or the 1933 Act, under other statutes, at common law or otherwise, which may be based upon (i) any wrongful act under or breach of this Agreement by the Adviser, or (ii) any failure by the Adviser to comply with the representations and warranties set forth in ss.1 of this Agreement; provided, however, that in no case is the Adviser's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement. The Adviser shall not be liable to the Trust or any series thereof for any acts of the Trust or any series thereof with respect to any portion of the assets of the Trust not managed by the Adviser.

(d) The rights and obligations under ss.ss.6(b) and 6(c) hereof shall survive the termination or expiration of this Agreement.

7.   CODE OF ETHICS

The Adviser agrees to observe and comply with Rule 17j-1 under the Act, as the same may be amended from time to time. In this regard, the Adviser shall, among other things, adopt internal procedures, including a Code of Ethics as required by such Rule, shall periodically report any issues arising under such procedures to the Board of Trustees of the Trust and shall furnish to the Trust a copy of such Code of Ethics as is currently in effect as requested by the Trust.

8.   ADVISER NOT LIABLE FOR TAXES

The Adviser shall not be liable for any taxes, assessments or other governmental charges levied with respect to the Trust or the shares of the Fund or upon the Fund or upon the any property of the Trust or any part thereof or upon the income thereof or any interest of the Trust or of any shareholder therein or thereunder.

9.   ALLOCATION OF INVESTMENT OPPORTUNITIES AND OTHER CLIENTS

Subject to the Adviser's policies concerning the allocation of investment opportunities as described in its Form ADV (a copy of which has been provided to the Trust) and compliance with applicable law and the Adviser's Code of Ethics, nothing in this Agreement shall impose upon the Adviser any obligation to purchase or sell, or recommend for purchase or sale, for the Fund any security which it or its officers, directors, affiliates or employees may purchase or sell for the Adviser or such officer's, director's, affiliate's or employee's own accounts or for the


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account of any of the Adviser's clients, advisory or otherwise. Subject to the same proviso, the Adviser may give advice and take action with respect to other funds or clients, or for its own account that may differ from the advice or the timing or nature of action taken with respect to the Fund. Other than as provided in ss.10 hereof, nothing in this Agreement shall be implied to prevent the Adviser from providing investment advice and other services to other funds or clients.

10.  BOOKS AND RECORDS

     (a) The Adviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-1 and Rule 31a-2 under the Act and Rule 204-2 under the Advisers Act, all books and records relating to the Fund or its investors that are required to be maintained by the Adviser pursuant to the requirements of such Rule. The Adviser agrees that all books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Trust's auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

     (b) The Adviser agrees that all records which it maintains for the Trust are the property of the Trust and it will surrender promptly to the Trust any such records upon the Trust's request, provided, however, that the Sub-Adviser may retain a copy of such records.

11.  NOTICE

Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery or by facsimile transmission and shall be effective upon receipt. Notices and communications shall be given:

         (i)      to the Trust:

                  130 King Street West
                  Suite 2850
                  Toronto, Ontario M5X 1A4
                  Facsimile:  (416) 364-5615
                  Attention:  John F. Driscoll

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                  copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, NY  10022
                  Facsimile:  (212) 848-7179
                  Attention:  Paul S. Schreiber, Esq.

         (ii)     to the Adviser:

                  130 King Street West
                  Suite 2850
                  Toronto, Ontario M5X 1A4
                  Facsimile:  (416) 364-5615
                  Attention:  John F. Driscoll

12.  EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective upon approval by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund.

(b) This Agreement shall remain in force for a period of two years from the day that it becomes effective under ss.16(a) hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by either the vote of the Board of Trustees of the Trust, or by the affirmative vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund, and (ii) by the vote of a majority of the Trust's trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(c) This Agreement may be terminated at any time, without payment of a penalty by the Fund or the Trust, by vote of the Board of Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund, or by the Adviser, on not less than 30 nor more than 60 days' written notice; provided, however, that this Agreement may not be terminated by the Adviser unless another subadvisory agreement has been approved by the Trust in accordance with the Act, or after 120 days' written notice, whichever is earlier, and provided further that the Board of Trustees of the Trust may at its election shorten such 120 day period to any period of not less than 30 days. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act). The Board of Trustees of the Trust shall promptly notify the Adviser of any transaction or other event that results in an "assignment" of this Agreement within the meaning of the Act.

(d) Upon the expiration of this Agreement (including any renewal or extension hereof) or its termination pursuant to any provision of this ss.16, the Adviser shall not be entitled to any further compensation hereunder, except that the Trust shall pay the Adviser any


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         compensation accrued under ss.6 hereof through the date of such expiration or termination. Any such payments shall be made promptly in accordance with prior practice.

13.  COUNTERPARTS

This Agreement may be executed in any number of counterparts by the Parties hereto, all of which shall be deemed to be an original and such counterparts taken together shall constitute one agreement.

14.  FACSIMILES

This Agreement may be executed and delivered by the parties hereto by facsimile transmission and such facsimile copy, when received, shall constitute an original hereof.




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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.



NEW COLONY INVESTMENT TRUST           SENTRY SELECT CAPITAL CORP.


/s/ David Woods                       /s/ John Driscoll
---------------------------------     ----------------------------------
By: David Woods                       By: John Driscoll
Title: Trustee                        Title: President and Chief Executive
                                             Officer



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                                   SCHEDULE A

In consideration of the advisory and other services provided by the Adviser to the Trust, the Fund will pay the Adviser an annual investment management fee of 1.10% of the Fund's month-end net asset value before giving effect to any repurchases by the Fund of the shares of the Trust. The investment management fee will accrue monthly and will be payable monthly after the month of accrual. The Fund will pay the investment management fee to the Adviser out of the assets of the Trust.